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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TROPICANA ENTERTAINMENT INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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TROPICANA ENTERTAINMENT INC.
8345 WEST SUNSET ROAD, SUITE 300
LAS VEGAS, NEVADA 89113

April 24, 2017

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Tropicana Entertainment Inc. (the "Company"), to be held at the Apex Room 1, 68th Floor, Havana Tower, Tropicana Atlantic City, 2831 Boardwalk, Atlantic City, New Jersey 08401, on Thursday, May 25, 2017, at 1:00 p.m. local time (the "Annual Meeting").

        At the Annual Meeting, you will be asked to consider and vote upon the following matters:

  •
  first, a proposal to elect seven directors to serve on the Company's board of directors for the coming year, each to hold office until the next annual meeting of stockholders and until a successor is duly elected and qualified;

  •
  second, a proposal to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017;

  •
  third, a proposal on an advisory vote to approve executive compensation of the Company's named executive officers, as disclosed in this Proxy Statement;

  •
  fourth, to hold an advisory vote on the frequency of future advisory votes on executive compensation; and

  •
  such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

        Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement and a Proxy Card relating to the Annual Meeting. The Proxy Statement describes each of these items of business in more detail.

        Your vote is very important regardless of how many shares you own. We hope you can attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the Proxy Card in the enclosed envelope. If you attend the Annual Meeting, you may vote in person if you wish, even though you may have previously returned your Proxy Card.

Sincerely,

Anthony P. Rodio President and Chief Executive Officer

TROPICANA ENTERTAINMENT INC.
8345 WEST SUNSET ROAD, SUITE 300
LAS VEGAS, NEVADA 89113

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2017

To the Stockholders of Tropicana Entertainment Inc.:

        NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Tropicana Entertainment Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 25, 2017, at 1:00 p.m. local time, at the Apex Room 1, 68th Floor, Havana Tower, Tropicana Atlantic City, 2831 Boardwalk, Atlantic City, New Jersey 08401, and at any adjournments or postponements thereof (the "Annual Meeting"), for the following purposes, as are more fully described in the accompanying Proxy Statement:

  1.
  to elect seven directors to serve on the Company's board of directors for the coming year, each to hold office until the next annual meeting of stockholders and until a successor is duly elected and qualified;

  2.
  to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017;

  3.
  to hold an advisory vote to approve executive compensation of the Company's named executive officers, as disclosed in this Proxy Statement;

  4.
  to hold an advisory vote on the frequency of future advisory votes on executive compensation; and

  5.
  to transact such other business as may properly come before the Annual Meeting.

        Only holders of record of the Company's common stock at the close of business on April 13, 2017 are entitled to notice of and to vote at the Annual Meeting.

        YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED OR SUBMIT YOUR PROXY VIA TELEPHONE OR THE INTERNET AS PROVIDED FOR IN THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

BY ORDER OF THE BOARD OF DIRECTORS,

William C. Murtha
 Secretary

Las Vegas, Nevada
April 24, 2017

TROPICANA ENTERTAINMENT INC.
8345 WEST SUNSET ROAD, SUITE 300
LAS VEGAS, NEVADA 89113

PROXY STATEMENT RELATING TO
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2017

        This proxy statement ("Proxy Statement") is being furnished to the stockholders of Tropicana Entertainment Inc., a Delaware corporation ("we", "us", "our" or the "Company"), in connection with the solicitation of proxies by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of the Company's stockholders to be held on Thursday, May 25, 2017, at 1:00 p.m. local time, at the Apex Room 1, 68th Floor, Havana Tower, Tropicana Atlantic City, 2831 Boardwalk, Atlantic City, New Jersey 08401, and at any adjournments or postponements thereof (the "Annual Meeting").

        At the Annual Meeting, holders of the Company's common stock, $0.01 par value per share ("Common Stock"), will be asked to vote upon:

  (i)
  the election of seven directors to serve on the Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders and until a successor is duly elected and qualified;

  (ii)
  the ratification of the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

  (iii)
  an advisory vote to approve executive compensation of the Company's named executive officers, as disclosed in this Proxy Statement;

  (iv)
  an advisory vote on the frequency of future advisory votes on executive compensation; and

  (v)
  any other business that properly comes before the Annual Meeting.

        This Proxy Statement, the accompanying proxy card ("Proxy Card") and the Company's Annual Report on Form 10-K are first being mailed to the Company's stockholders on or about April 24, 2017. The address of the principal executive offices of the Company is 8345 West Sunset Road, Suite 300, Las Vegas, Nevada 89113.

ANNUAL MEETING

Record Date; Outstanding Shares; Quorum

        Only holders of record of Common Stock at the close of business on April 13, 2017 (the "Record Date") will be entitled to receive notice of and vote at the Annual Meeting. As of the close of business on the Record Date, there were 24,634,512 shares of Common Stock issued and outstanding and entitled to vote. The holders of a majority in voting power of the issued and outstanding shares of Common Stock, entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Each of the Company's stockholders is entitled to one vote for each share of Common Stock held as of the Record Date. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Voting of Proxies; Votes Required

        All properly executed, returned and unrevoked Proxy Cards will be voted in accordance with the instructions indicated thereon. Executed but unmarked Proxy Cards will be voted: (i) "FOR" the election of each director nominee listed on the Proxy Card, (ii) "FOR" the ratification of the appointment of Grant Thornton as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) "FOR" the proposal regarding an advisory vote to approve executive compensation for our named executive officers, as disclosed in this Proxy Statement, and (iv) "FOR" the proposal to hold an annual advisory vote on the executive compensation of the Company's named executive officers. The Company's Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting.

        You may submit your proxy by mail, telephone or the internet. Proxies submitted by any of those methods will be treated in the same manner. If you are a stockholder of record, you may submit your proxy by signing and returning the enclosed Proxy Card by mail, telephone at 1-866-883-3382 or on the internet at www.proxypush.com/tpca. If you hold your shares in street name, please follow the voting instructions forwarded to you by your bank, broker or other nominee.

        Whether the proxy is submitted by mail, telephone or the internet, any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) filing a written revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of the Company, at 8345 West Sunset Road, Suite 300, Las Vegas, Nevada 89113, or (ii) attending the Annual Meeting and voting in person. However, the mere presence at the Annual Meeting of the stockholder does not revoke the proxy. If you voted by telephone or the internet and wish to change your vote, you may call the toll-free number or go to the internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote. If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee and present it at the meeting. If your shares are held for your account by a broker, bank or other institution or nominee, to revoke any voting instructions prior to the time the vote is taken at the Annual Meeting, you must contact such broker, bank or other institution or nominee to determine how to revoke your vote in accordance with their policies a sufficient time in advance of the Annual Meeting.

        Unless revoked as stated above, the shares of Common Stock represented by valid proxies will be voted on all matters to be acted upon at the Annual Meeting.

Abstentions and Broker Non-Votes

        The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. This means that the seven nominees who receive the highest number of votes will be elected as directors. In the election of directors, you may vote "FOR" all of the nominees or indicate on the Proxy Card that you are withholding authority to vote for one or more of the nominees. Votes withheld will have no effect on the outcome of the election of directors. The proposal to ratify the appointment of Grant Thornton as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2017 and the advisory vote to approve executive compensation of the Company's named executive officers, as disclosed in this Proxy Statement require the affirmative vote of the majority in voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. For these items of business, you may vote "FOR," "AGAINST," or "ABSTAIN."

With respect to the advisory vote to approve the frequency of future advisory votes on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker "non-votes" will not have any effect on the proposal regarding the frequency of an advisory vote on executive compensation. For this item of business, you may vote "EVERY YEAR," "EVERY TWO YEARS," "EVERY THREE YEARS," or "ABSTAIN." The inspector of elections will treat abstentions as shares that are present in person or represented by proxy at the meeting and entitled to vote for purposes of determining a quorum. However, abstentions are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting, and so will have no effect on the ratification of the appointment of our independent registered public accounting firm, the vote to approve our executive compensation on an advisory basis or the vote to approve the frequency of the vote on executive compensation on an advisory basis.

        A broker non-vote occurs when a proxy received from a broker or a financial institution indicates that the nominee has not received instructions on a particular proposal and does not have discretionary authority to vote the shares on such proposal. If a broker or other financial institution holds a client's shares in its name and the client does not provide voting instructions to the nominee, that firm has discretion to vote such shares for certain routine matters. Under applicable rules, the ratification of the appointment of our independent registered public accounting firm is a routine matter and therefore no broker non-votes are expected to exist in connection with that proposal. On the other hand, the broker or other financial institution that holds a client's shares in its name does not have discretion to vote such shares for non-routine matters. Under applicable rules, the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are considered non-routine matters and the broker or other financial institution that holds a stockholder's shares in its name may not vote on these items absent instruction from the client. Broker non-votes will be included in determining the presence of a quorum at the Annual Meeting but are not considered entitled to vote on the non-routine items. Therefore, broker non-votes will be counted for purposes of determining whether there is a quorum but broker non-votes will have no effect on the outcome of the election of directors, the advisory vote to approve executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation because the broker non-votes are not counted for purposes of those proposals and the vote required to pass such proposals is a plurality or majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, as applicable.

Inspector of Election

        A representative of Wells Fargo Shareowner Services, the Company's transfer agent, will tabulate the votes and act as the inspector of election.

Solicitation of Proxies and Expenses

        Proxies are being solicited hereby on behalf of the Company. The Company's current executive officers are participants in the solicitation of proxies. The Company will bear the cost of the solicitation of proxies from its stockholders, although stockholders who vote by telephone or the internet may incur telephone or internet access charges. The directors, officers and employees of the Company may solicit proxies by mail, telephone, telegram, letter, facsimile, e-mail or in person. Such directors, officers and employees will not be specifically compensated for such services. Arrangements may also be made with brokers, custodians, nominees, and other record holders to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such brokers, custodians, nominees and other record holders, and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in connection therewith.

 PROPOSAL 1
ELECTION OF DIRECTORS
(Item No. 1 on Proxy Card)

        At the Annual Meeting, holders of Common Stock will be asked to vote on the election of seven directors who will constitute the full Board of Directors. Our Board of Directors is presently comprised of seven members. The Board of Directors, after considering the recommendation of the Nominating and Governance Committee, nominated each of our current directors, Messrs. Daniel A. Cassella, Keith Cozza, Hunter C. Gary, Carl C. Icahn, William A. Leidesdorf, Daniel H. Scott and Anthony P. Rodio, for election as directors at the Annual Meeting. Each of these seven nominees has been nominated to serve as a director and to hold office until the next annual meeting of stockholders and until a successor is duly elected and qualified.

        The size of our board of directors is currently set at eight, and there is currently one existing vacancy. Our board of directors has not nominated a candidate to fill this vacancy, as it is currently considering whether to fill such vacancy, to reduce the size of the board, or to take other action with respect to the size of the board. As a result, there are seven nominees for election as directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the seven nominees named in this proxy statement.

        The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. This means that the seven individuals who receive the highest number of votes will be elected as directors. Because we did not receive advance notice under our bylaws (the "Bylaws") of any stockholder nominees for director, the 2017 election of directors is an uncontested election. Votes withheld and broker non-votes will have no effect on the election of directors. Your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the nominees for director, because the election of directors is not considered a routine matter under applicable rules.

        Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described in the proxy. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders for a substitute nominee as directed by the Board of Directors.

        There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company, other than as indicated below. There are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he has been or will be selected as a director and/or executive officer of the Company other than arrangements or understandings with any such director, nominee and/or executive officer acting in his capacity as such. See "—Information Regarding the Director Nominees."

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF ALL OF THE NOMINEES LISTED BELOW.

Selection of Nominees for Director

        The Board of Directors seeks directors who will enhance the quality of the Board of Directors' deliberations and decisions. The Nominating and Governance Committee has adopted certain policies regarding director nominations that provide that the Board of Directors shall take into account candidates that represent a range of backgrounds and experience. As required by such policies, qualified candidates for membership on the Board of Directors will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating and Governance Committee will review and evaluate each candidate's character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company's stockholders), as well as the overall composition of the Board of Directors, and recommend to the Board of Directors for its approval the slate of directors to be nominated for election at the annual meeting of the Company's stockholders. In general, the Company seeks a Board of Directors that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

        In considering possible candidates for election as a director, the Nominating and Governance Committee is guided by the principle that each director should:

  •
  be an individual of high character and integrity;

  •
  be accomplished in his or her respective field, with superior credentials and recognition;

  •
  have relevant expertise and experience upon which to be able to offer advice and guidance to management;

  •
  have sufficient time available to devote to the affairs of the Company;

  •
  be able to work with the other members of the Board of Directors and contribute to the success of the Company;

  •
  represent the long-term interests of the Company's stockholders as a whole; and

  •
  be selected such that the Board of Directors represents a diversity of perspectives and a broad range of experiences.

        Each director must be at least 18 years of age. The Nominating and Governance Committee also considers all applicable legal and regulatory requirements that govern the composition of the Board of Directors.

Information Regarding the Director Nominees

        Set forth in the table below are the names, ages and position or positions of our nominees for election as directors as of April 23, 2017. All of the nominees have consented to being named in this Proxy Statement and have agreed to serve on the Board of Directors, if elected.

Name	Age	Position With The Company	Director Since
Carl C. Icahn(c)	81	Chairman of the Board of Directors	2010
Anthony P. Rodio	58	Director and President and Chief Executive Officer	2012
Keith Cozza(b)(c)	38	Director	2014
Daniel A. Cassella(a)	70	Director	2010
Hunter C. Gary(b)	42	Director	2010
William A. Leidesdorf(a)	71	Director	2014
Daniel H. Scott(a)	61	Director	2010

(a)
Member of the Audit Committee

(b)
Member of the Compensation Committee

(c)
Member of the Nominating and Governance Committee

        Directors are responsible for overseeing the Company's business consistent with their fiduciary duties to stockholders. This responsibility requires highly skilled individuals with various qualities, attributes and professional experience. Set forth below is biographical information of each director nominee of the Company, including a discussion of such director's particular experience, qualifications, attributes or skills that lead us to conclude that such individual should serve as a director of the Company, in light of the Company's business and structure.

        Carl C. Icahn.    Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn's principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Icahn was previously: director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May 2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University.

        Anthony P. Rodio.    Mr. Rodio has served on the Board of Directors and as President and Chief Executive Officer of the Company since May 2012. Mr. Rodio also served as the Company's President and Chief Operating Officer from February 2012 through April 2012 and as President and Chief Executive Officer of the Company's subsidiary, Tropicana Atlantic City Corp. ("Tropicana AC"), from May 2011 through April 2012. Prior to joining the Company, Mr. Rodio served in numerous executive positions in the gaming industry over more than 20 years including serving as General Manager for Penn National Gaming's Hollywood Casino in Lawrenceburg, Indiana from October 2008 through May 2011, President of Colony Capital's AC Hilton and Resorts Atlantic City operations from June 2005 through September 2008, Senior Vice President Finance and later Regional Chief Financial Officer for Harrah's Resort Atlantic City from October 1998 through May 2005, Vice President Finance at Trump Marina from May 1997 through September 1998 and as Vice President Finance for Merv Griffin's Resorts Casino Hotel in Atlantic City between September 1990 and May 1997. Between October 2015 and February 2016 Mr. Rodio served as the Company's representative on the Board of Directors of Ruby Seven Studios, Inc., a provider of social gaming software and information technology platforms, including the Company's TropWorld Casino social gaming website. Mr. Rodio has also served on the boards of many professional and charitable organizations including Atlantic City Alliance, United Way of Atlantic County, the Casino Association of New Jersey and the Lloyd D. Levenson Institute of Gaming Hospitality & Tourism. Mr. Rodio received his Bachelor of Science Degree in Accounting from Rider University and Master of Business Administration degree from Monmouth University. Mr. Rodio's extensive experience in the gaming and lodging industries, including the high-level executive positions he has held and his strategic, operational, financial and leadership abilities, together with the insights he has gained from serving as our President and Chief Executive Officer, will provide the Board of Directors with broad and deep knowledge about our industry, our Company and the markets in which we compete.

        Keith Cozza.    Mr. Cozza has served on the Board of Directors since February 2014 and as a member of its Compensation Committee, Nominating & Governance Committee and Investment Committee since March 2014. Mr. Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since February 2014. Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza has been a director of: Federal-Mogul Holdings, LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components, since January 2017; The Pep Boys—Manny, Moe & Jack, an automotive parts installer and retailer, since February 2016; IEH Auto Parts, LLC, an automotive parts distributor since June 2015; PSC Metals Inc., a metal recycling company, since February 2014; Herbalife Ltd., a nutrition company, since April 2013; Icahn Enterprises L.P., since September 2012; and XO Holdings, a competitive provider of telecom services, since August 2011. Mr. Cozza has also been a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since June 2014. Mr. Cozza was previously a director of: FCX Oil & Gas, Inc., a wholly-owned subsidiary of Freeport-McMoRan, Inc., from October 2015 to April 2016; CVR Refining, LP, an independent downstream energy limited partnership, from June 2013 to February 2014; and MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Federal-Mogul, Pep Boys, American Railcar Leasing, IEH Auto Parts, CVR Refining, Icahn Enterprises, PSC Metals, Tropicana Entertainment and XO Holdings are indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Freeport-McMoRan, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton. Mr. Cozza's financial and investment background and his extensive experience managing and directing a variety of companies across many diversified industries enables him to advise the Board of Directors on a wide range of financial, investment and operational matters.

        Daniel A. Cassella.    Mr. Cassella has served on the Board of Directors since July 2010 and is Chairman of its Audit Committee. Mr. Cassella retired in 2000 and since then has been an independent gaming consultant. Previously, Mr. Cassella served as Chief Executive Officer and President of Stratosphere Corporation from 1998 to 2000. Between 1980 and 2000, Mr. Cassella held numerous executive level positions in the casino gaming industry, including as President and Chief Executive Officer of Resorts International in Atlantic City, New Jersey, President and Chief Operating Officer of the Desert Inn in Las Vegas, Nevada, Executive Vice President of the Mirage Casino Resort in Las Vegas, Nevada, and Executive Vice President, Chief Financial Officer, Vice President of Finance and Treasurer at Caesars Palace Hotel and Casino in Las Vegas, Nevada. Mr. Cassella holds a Bachelors of Science in Accounting from Pennsylvania State University. He is also a certified public accountant (inactive). Mr. Cassella's extensive experience in the gaming and lodging industry provides the Board of Directors with valuable insight into the highly regulated casino gaming industry. In addition, Mr. Cassella's previous experience as chief executive officer and chief financial officer of numerous companies in the gaming and lodging industries and his background in accounting provides the Board of Directors with valuable knowledge in dealing with financial and accounting matters, and particularly qualifies him to serve in his role on the Audit Committee.

        Hunter C. Gary.    Mr. Gary has served on the Board of Directors since March 2010, is a member of its Compensation Committee and, since January 2011, served as a director of Tropicana Entertainment Cayman Holdings Co. Ltd. He has served as Senior Vice President of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. Mr. Gary has been a director of: The Pep Boys—Manny, Moe & Jack, an automotive parts installer and retailer, since February 2016; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; IEH Auto Parts LLC, an automotive parts distributor, since June 2015; Herbalife Ltd., a nutrition company, since April 2014; Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, since February 2014, and as President & Chief Executive Officer of Cadus since March 2014; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a competitive provider of telecom services, since September 2011; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC, a railcar manufacturing company, since July 2015. Mr. Gary was previously a director of: Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from October 2012 to February 2016; Voltari Corporation, a real estate holding company, from October 2007 to September 2015; American Railcar Industries, Inc., a railcar manufacturing company, from January 2008 to June 2015; and Viskase Companies Inc., a meat casing company, from August 2012 to June 2015. Pep Boys, ACF Industries, Ferrous Resources Limited, IEH Auto Parts, Cadus, Viskase Companies, PSC Metals, XO Holdings, Tropicana Entertainment, Federal-Mogul, Voltari, American Railcar Industries and WestPoint Home each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Herbalife through the ownership of securities. Mr. Gary is married to Mr. Icahn's wife's daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. The Board of Directors has concluded that Mr. Gary should serve as a director of Tropicana Entertainment Inc. because of his extensive experience in dealing with operations matters for a variety of companies, which, in addition to his service on other boards, enables him to advise our board on a range of matters including operations and oversight.

        William A. Leidesdorf.    Mr. Leidesdorf has served on the Board of Directors and as a member of its Audit Committee since May 2014. Mr. Leidesdorf has served as a director and member of the audit committee of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P., Inc., since March 1991. Mr. Leidesdorf served as a director and member of the audit committee of American Entertainment Properties Corp., a subsidiary of Icahn Enterprises, from December 2003 to March 2013. Mr. Leidesdorf was a director of Renco Steel Group, Inc. and was a director, during its bankruptcy, of its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. From 1996 through 2002, Mr. Leidesdorf was a director of the Simpson Housing Limited Partnership, a privately held real estate investment trust. From October 2008 until March 2015, Mr. Leidesdorf was the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties. Previously, from June 1997 through October 2008, Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC, a company primarily engaged in the acquisition of multifamily housing. From 2008 until December 2014, Mr. Leidesdorf was a principal in Bedrock Investment Management Group, LLC, a company engaged in the acquisition of troubled residential subdivisions. Mr. Leidesdorf brings to his service as a director his significant experience and leadership roles serving as business owner, director and on audit committees of various companies.

        Daniel H. Scott.    Mr. Scott has served on the Board of Directors since May 2010 and is a member of its Audit Committee. Mr. Scott has been an independent gaming consultant and strategic advisor since 2001. Mr. Scott served as a director of Galaxy Gaming, Inc., a Las Vegas based public company from December 2009 to April 2012. From 1995 to 1997, Mr. Scott served as Senior Vice President and Chief Financial Officer of MGM Grand Hotel and Casino in Las Vegas, Nevada. From 1983 to 1995, Mr. Scott served as Vice President and Treasurer of Caesars Palace Hotel and Casino in Las Vegas, Nevada. He holds a degree in business administration from the University of Wisconsin. Mr. Scott is also a certified public accountant. Mr. Scott's extensive experience in the gaming and lodging industry provides the Board of Directors with valuable insight into the highly regulated casino gaming industry. In addition, Mr. Scott's experience as a certified public accountant and as an executive and chief financial officer of companies in the gaming and lodging industries provides the Board of Directors with valuable knowledge in dealing with financial and operational matters, and particularly qualifies him to serve in his role on the Audit Committee.

Director Independence and Controlled Company Status

        The Board of Directors has determined that Messrs. Cassella, Leidesdorf and Scott are "independent" as that term is defined under the current rules of the NASDAQ Stock Market LLC ("Nasdaq"). Each of Messrs. Cozza and Gary are employed by and/or otherwise affiliated with Mr. Icahn or entities controlled by Mr. Icahn. Mr. Rodio is our President and Chief Executive Officer. Our Board of Directors considered several factors in making the determinations of independence. In particular, as to Mr. Leidesdorf, the directors' analysis included consideration of (i) his current directorships of Icahn Enterprises G.P. and Icahn Enterprises L.P., which are affiliates of, or investments held by, Mr. Icahn and (ii) his prior directorships of various public and private companies affiliated with Mr. Icahn. As to Mr. Cassella, the directors' analysis included consideration of his past employment as Chief Executive Officer and President of Stratosphere Corporation, which was an affiliate of Mr. Icahn. The Board of Directors did not assign any particular weight or importance to any one of these factors but rather considered them as a whole. After considering all of these factors, our Board of Directors concluded that none of Messrs. Cassella, Leidesdorf or Scott had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied Nasdaq's independence requirements.

        We have made a determination of independence of our directors under Nasdaq's standards solely for purposes of complying with the rules and regulations of the Securities and Exchange Commission ("SEC"). We are not subject to the independence requirements, or any other rule or regulation, of Nasdaq.

        During 2016 and through the date of this Proxy Statement, Mr. Icahn, our principal beneficial stockholder and the chairman of our Board of Directors, controlled more than 50% of the voting power of our Common Stock. See "Security Ownership of Certain Beneficial Owners and Management" below. Consequently, to the extent we were listed on Nasdaq, we would be considered a "controlled company" under applicable Nasdaq rules. Under these rules, a "controlled company" may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that: (i) a majority of the Board of Directors consist of independent directors; (ii) director nominees be selected or recommended for the Board of Director's selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of executive officers be determined or recommended to the Board of Directors by a majority of independent directors or by a compensation committee that is composed entirely of independent directors.

Stockholder Communications

        Stockholders may contact the Board of Directors by writing to them c/o Secretary, Tropicana Entertainment Inc., 8345 West Sunset Road, Suite 300, Las Vegas, Nevada 89113. All communications addressed to the Board of Directors will be delivered to the Board of Directors. If stockholders desire, they may contact individual members of the Board of Directors, our independent directors as a group, or a particular committee of the Board of Directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Board Leadership Structure

        Under our Bylaws, the Board of Directors may designate a Chairman to preside over the meetings of the Board of Directors and meetings of the stockholders and to perform such other duties as may be assigned to him by the Board of Directors. The Company does not have a fixed policy as to whether the Chairman of the Board of Directors should be an independent director and believes that its flexibility to select its Chairman and reorganize its leadership structure from time to time is in the best interests of the Company and its stockholders.

        Presently, the Board of Directors has chosen to separate the roles of Chief Executive Officer and Chairman of the Board of Directors. Mr. Rodio is our Chief Executive Officer and Mr. Icahn is Chairman of the Board of Directors. We believe this structure is optimal for the Company because it allows Mr. Rodio to focus on the day-to-day operation of the business and coordination of the long and near-term operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the Board of Directors, while allowing Mr. Icahn to focus on leadership of the Board of Directors. Mr. Rodio also serves as a director, an arrangement that the Company believes is effective to ensure that relevant information is made available directly from management to the Board of Directors. This structure optimizes the roles of Chief Executive Officer and Chairman and provides the Company with sound corporate governance practices in the management of its business.

        The Board of Directors has not appointed a lead independent director, however, the Board of Directors maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, and input on meeting agendas. In addition, the Audit Committee is comprised entirely of independent directors.

Code of Ethics

        The Company has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all of its officers and employees, including our Executive Officers. Our Code of Ethics may be viewed by visiting our website at www.tropicanacasinos.com. Our Code of Ethics may also be obtained by contacting our Secretary at 8345 West Sunset Road, Suite 300, Las Vegas, Nevada 89113. Any amendments to, or grants of any waivers of, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules will be disclosed on our website promptly following the date of such amendment or waiver.

Board Meetings and Board Committees

        The full Board of Directors had six meetings in 2016. During 2016, each incumbent director of the Company during his term attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he served (in each case, during the period that such person served).

        Directors are encouraged, but not required, to attend our annual meetings of stockholders. One of our directors attended our 2016 Annual Meeting of Stockholders.

        The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Copies of each of these charters are publicly available on our web site, http://www.tropicanacasinos.com. Printed copies of these documents are also available upon written request to Secretary, Tropicana Entertainment Inc., 8345 West Sunset Road, Suite 300, Las Vegas, Nevada 89113.

Audit Committee

        The Audit Committee of the Board of Directors is currently chaired by Mr. Cassella and consists of Messrs. Cassella, Leidesdorf and Scott. Among its functions, which are specified in its charter, the Audit Committee is responsible for:

  •
  selecting, evaluating and overseeing the Company's auditors;

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  evaluating the independence of the Company's independent auditors;

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  approving the independent auditor's annual engagement letter and all audit and permitted non-audit services;

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  reviewing with the Company's independent auditors their annual audit plan and monitoring the progress and results of such plan;

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  reviewing the adequacy of the Company's accounting and internal control policies and procedures;

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  overseeing the Company's compliance with legal and regulatory requirements; and

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  overseeing the Company's compliance program and compliance committee (the "Compliance Committee") and additional risk oversight.

        The Board of Directors has designated each of Messrs. Cassella and Scott as an "audit committee financial expert" within the meaning of the rules of the SEC. The Board of Directors has determined that each of Messrs. Cassella, Leidesdorf and Scott are "independent" as that term is defined under applicable rules of the SEC and current Nasdaq rules. The Audit Committee met nine times in 2016. In carrying out its purposes and responsibilities, the Audit Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

Compensation Committee

        The Compensation Committee of the Board of Directors currently consists of Messrs. Cozza and Gary. The Board has determined that Messrs. Gary and Cozza are not "independent" as that term is defined under current Nasdaq rules. As described above, the compensation of our executive officers is not required to be determined or recommended to the Board of Directors by a majority of independent directors or by a compensation committee that is composed entirely of independent directors. Among its functions, which are specified in its charter, the responsibility of the Compensation Committee includes:

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  reviewing and approving all compensation arrangements for each executive officer and certain other employees, including each named executive officer;

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  overseeing, administering and approving the grants and terms of any incentive, stock or other equity based compensation plan; and

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  reviewing and providing recommendations to the Board of Directors regarding compensation paid to any member of the Board of Directors.

        The Compensation Committee met twenty-three times in 2016. The Compensation Committee may, to the extent permitted by applicable laws and regulations, form and delegate any of its responsibilities to a subcommittee when it deems appropriate. In carrying out its purposes and responsibilities, the Compensation Committee has authority to retain any independent consultant, accountant, legal counselor or other advisor on matters of employment, executive compensation, employee benefits or such other areas of expertise as the Compensation Committee deems necessary. For a discussion of our executive compensation practices and the role of the Compensation Committee in compensation matters, see "Executive Compensation—Compensation Discussion and Analysis" below.

Nominating and Governance Committee

        The Nominating and Governance Committee of the Board of Directors is currently chaired by Mr. Icahn and consists of Messrs. Icahn and Cozza. The Board of Directors has determined that Messrs. Icahn and Cozza are not "independent". As described above, our director nominees are not required to be selected or recommended for the Board of Director's selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. Among its functions, which are specified in its charter, the responsibility of the Nominating and Governance Committee includes:

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  establishing procedures for the selection of directors;

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  identifying, evaluating and recommending to the Board of Directors candidates for election or re-election as directors;

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  recommending to the Board of Directors candidates to fill vacancies on the Board of Directors;

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  in consultation with the Chairman of the Board of Directors and the Chief Executive Officer of the Company, developing and recommending to the Board of Directors a set of corporate governance guidelines and principles; and

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  ensuring that management is evaluated regularly, either by the Nominating and Governance Committee, by another committee of the Board of Directors or by the directors.

        The Nominating and Governance Committee held one meeting in 2016.

        The Nominating and Governance Committee's policy is to identify potential nominees based on suggestions from the Company's Chief Executive Officer, members of the Nominating and Governance Committee, other members of the Board, other executive officers, stockholders, outside search firms and other consultants retained by the Nominating and Governance Committee, if any, and by other means, and to evaluate such persons as a committee. In addition, from time to time, the Board of Directors may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.

        The Nominating and Governance Committee will consider recommendations for nomination of directors from the Company's stockholders in the same manner as nominees recommended by other sources. Stockholders wishing to bring a nomination for a director candidate at a stockholders meeting must give written notice to the Company's Secretary. In order to be considered timely, a stockholder's notice to the Secretary shall be delivered to or mailed and received at the principal executive office of the Company not less than sixty (60) nor more than ninety (90) days prior to the date of the first anniversary of the previous year's annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the later of the 60th day prior to the annual meeting and the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

        In addition to information regarding the nominating stockholder as set forth in the Bylaws, such stockholder's notice shall set forth as to each individual whom the stockholder proposes to nominate for election or reelection as a director:

  •
  the name, age, business address and residence address of such individual,

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  the class, series and number of any shares of stock of the Company that are beneficially owned by such individual,

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  the date such shares were acquired and the investment intent of such acquisition,

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  whether such stockholder believes any such individual is, or is not, "independent" as set forth in the requirements established by any stock market on which the Company's securities may be listed or, if the Company's securities are not listed on any stock market, as set forth in the requirements established by Nasdaq (solely for purposes of complying with the rules and regulations of the SEC), and information regarding such individual that is sufficient, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Company, to make either such determination, and

  •
  all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder.

        Any such submission must be accompanied by the written consent of the individual whom the stockholder proposes to nominate to (i) being named in the proxy statement as a nominee, (ii) serving as a director if elected and (iii) complying with all applicable gaming laws and regulations required of directors of the Company. The Company will forward all properly submitted nominations to the Nominating and Governance Committee for consideration. The Nominating and Governance Committee may, but will not be required to, consider nominations not properly submitted in accordance with this policy. The Nominating and Governance Committee may request further information and documentation from any proposed nominee or from any stockholder proposing a nominee. All nominees properly submitted to the Company (or which the Nominating and Governance Committee otherwise elects to consider) will be evaluated and considered by members of the Nominating and Governance Committee using the same criteria as nominees identified by the Nominating and Governance Committee itself.

The Board's Role in Risk Oversight

        The Board of Directors has an active role in overseeing and monitoring the Company's areas of risk. While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors has assigned certain areas of risk primarily to designated committees, which report back to the full Board of Directors. The Board of Directors regularly reviews information regarding the Company's risks relating to political, regulatory, construction, operations, succession planning, catastrophic events and general financial conditions. The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks and oversees the Compliance Committee, a regulatory compliance committee comprised of two members of the Company's senior management and one independent member. The Compliance Committee primarily oversees risks relating to regulatory, security and political compliance. The Compensation Committee is primarily responsible for monitoring risks relating to the Company's compensation policies and practices to determine whether they create risks that may have a material adverse effect on the Company. The Board of Directors, in consultation with management and the Company's outside auditors, has identified specific areas of risk including: regulatory compliance, legislative and political conditions, capital availability, liquidity and general financial conditions, gaming credit extension and collection, construction, catastrophic events and succession planning.

        Throughout the year, the Board of Directors and the relevant committees receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board of Directors and the relevant committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

        The Company believes that the extent of its Board of Directors' (and its committees') role in risk oversight complements its Board of Directors' leadership structure because it allows the Company's independent directors, through the Audit Committee, to exercise oversight of risk without any conflict that might discourage critical review.

Director Compensation

2016 DIRECTOR COMPENSATION

        The following table discloses the compensation for each non-employee director who served on our Board of Directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Carl C. Icahn	—	—
Keith Cozza	—	—
Daniel A. Cassella	$50,000	$50,000
Hunter C. Gary	—	—
William A. Leidesdorf	—	—
Daniel H. Scott	50,000	50,000

  Discussion of 2016 Director Compensation Table

        In 2016, Messrs. Cassella and Scott were entitled to an annual fee of $50,000 (including service on certain committees of the Board of Directors). From April 1, 2015 through March 31, 2016, Mr. Leidesdorf was entitled to an annual fee of $35,000 (including service on certain committees of the Board of Directors). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each Board of Directors and committee meeting.

Compensation Committee Interlocks and Insider Participation

        Messrs. Cozza and Gary served on the Compensation Committee in 2016. None of the members of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function or, in the absence of any such committee, the board) of any other entity, one of whose executive officers served as a director of the Company or as a member of the Company's Compensation Committee during 2016.

Executive Officers

        Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "Executive Compensation—Compensation Discussion and Analysis" below. Set forth below are the names, ages, position or positions, and biographical information of our executive officers:

Name	Age	Position
Anthony P. Rodio	58	President and Chief Executive Officer
Theresa Glebocki	55	Executive Vice President, Chief Financial Officer and Treasurer
William C. Murtha	61	Executive Vice President, General Counsel and Secretary

        For Mr. Rodio's biographical information, see "—Information Regarding the Director Nominees" above.

        Theresa Glebocki.    Ms. Glebocki has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2015. Prior to joining Tropicana Entertainment Inc., Ms. Glebocki worked for Revel Entertainment Group, LLC since 2007 overseeing both the development and financial operations and since 2013 serving as Revel's Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Revel, Ms. Glebocki served in various senior financial management positions for the Trump Atlantic City casino properties between 1991 and 2007, and as an auditor and assistant controller for Bally's Grand between 1987 and 1991. Prior to joining the gaming industry, Ms. Glebocki was a senior auditor for Deloitte & Touche. Ms. Glebocki holds a Bachelor of Science degree in Accounting from Lehigh University and holds a Certified Public Accountant license (inactive) issued by the State of Pennsylvania.

        William C. Murtha.    Mr. Murtha joined the Company in September 2011 as Corporate Counsel, served as our Senior Vice President, General Counsel and Secretary from November 2011 through June 2015 and as Executive Vice President, General Counsel and Secretary since June 2015. Mr. Murtha has approximately 30 years of experience in the casino and resort hospitality industry, having worked in a legal capacity for a number of gaming companies. Prior to joining Tropicana, Mr. Murtha was Senior Vice President and Corporate Counsel for Kerzner International from 1997 to 2009, Vice President and General Counsel for Resorts International Hotel, Inc. from 1994 to 1997, Vice President and General Counsel for the Casino Association of New Jersey from 1990 to 1993 and Assistant Corporate Counsel for Resorts International, Inc. from 1986 to 1990. Mr. Murtha has served on the Board of Directors of the AIDS Resource Foundation for Children, a not-for-profit corporation, from 2010 through April 2015 and also served on the Board of Trustees for the International Association of Gaming Advisors from 2002 to 2010. Mr. Murtha received his Bachelor of Arts degree in Political Science from Rutgers University in 1977 and his Juris Doctorate degree from Seton Hall University School of Law in 1984.

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act, the Company's directors and executive officers, and any persons holding 10% or more of its Common Stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Based solely upon a review of reports filed by such persons, the Company believes that each of its directors, executive officers and any persons holding 10% or more of its Common Stock complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2016.

Security Ownership of Certain Beneficial Owners and Management

        The following table shows the beneficial ownership of our Common Stock as of April 13, 2017 (unless otherwise noted) of each person who we know beneficially owns more than 5% of our Common Stock, our directors and named executive officers (as that term is used below under "Executive Compensation"), and all of our directors and executive officers as a group.

        Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Stock. The percentage of our Common Stock beneficially owned by a person assumes that the person has exercised all options, and converted all convertible securities, the person holds that are exercisable or convertible within 60 days of as of April 13, 2017, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the person.

        Except as otherwise indicated, the business address for each of the following persons is 8345 West Sunset Road, Suite 300, Las Vegas, NV 89113.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Icahn Enterprises Holdings L.P.(2)	17,862,706	72.51%
Daniel A. Cassella	—	0%
Hunter C. Gary	—	0%
Carl C. Icahn(2)	17,862,706	72.51%
Anthony P. Rodio	—	0%
William C. Murtha	—	0%
William A. Leidesdorf	—	0%
Theresa Glebocki	—	0%
Daniel H. Scott	—	0%
Keith Cozza	—	0%
All directors and executive officers as a group (11 persons)	17,862,706	72.51%

(1)
Based on 24,634,512 shares of Common Stock outstanding as of April 13, 2017.

(2)
Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings") directly beneficially owns 17,862,706 shares of our Common Stock. Beckton Corp. ("Beckton") is the sole stockholder of Icahn Enterprises G.P., which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of Icahn Enterprises Holdings, Icahn Enterprises G.P. and Beckton. In addition, Mr. Icahn is the indirect holder of approximately 93% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. ("Icahn Enterprises"). Icahn Enterprises G.P. is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. Icahn Enterprises Holdings has sole voting power and sole dispositive power with regard to 17,862,706 shares of our Common Stock. Each of Icahn Enterprises G.P., Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to all such shares. Each of Icahn Enterprises G.P., Beckton and Mr. Icahn, by virtue of their relationships to Icahn Enterprises Holdings (as disclosed above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares that Icahn Enterprises Holdings directly beneficially owns. Each of Icahn Enterprises G.P., Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. The address for Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153. The address for Icahn Enterprises Holdings, Icahn Enterprises G.P. and Beckton is 445 Hamilton Avenue, Suite 1210, White Plains, New York 10601. Information for the persons listed above is based on information contained in the most recent Schedule 13D/13G filings and other filings made by such persons with the SEC as well as other information made available to us.

Compensation Policies and Practices As They Relate to the Company's Risk Management

        The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Transactions with Related Persons, Promoters and Certain Control Persons

        The Company's Code of Ethics requires that the Company obtain the approval of the Audit Committee before entering into any contract or other arrangement on behalf of the Company that constitutes a "related-party" transaction (as defined in Item 404 of Regulation S-K promulgated by the SEC). Such transactions are brought to the attention of the Audit Committee by management or the affected related person. In its review and determination, the Audit Committee considers all relevant facts and circumstances, such as the business interest of the Company in such transaction, the benefits to the Company of the transaction, whether the terms of the transaction are no less favorable than those available with unrelated third parties and the nature of the related party's interest in such transaction.

        Other than the transactions described below, for the last fiscal year there has not been, nor is there currently proposed, any transaction, as defined by the SEC:

  •
  to which we are or will be a participant;

  •
  in which the amount involved exceeded or will exceed $120,000; and

  •
  in which any related person, as defined by the SEC, had or will have a direct or indirect material interest.

We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Insight Portfolio Group LLC

        Insight Portfolio Group LLC ("Insight Portfolio Group") is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating rates with a wide range of suppliers of goods, services and tangible and intangible property. The Company along with a number of other entities with which Mr. Icahn has a relationship acquired a minority equity interest in Insight Portfolio Group and has agreed to pay a portion of Insight Portfolio Group's operating expenses. The Company may purchase a variety of goods and services as a member of the buying group at prices and on terms that the Company believes are more favorable than those which would be achieved on a stand-alone basis. Commencing in the second quarter of 2016, Ms. Glebocki serves on the Board of Directors of Insight Portfolio Group. In 2016 the Company paid approximately $212,000 to Insight Portfolio Group.

WestPoint International, LLC (formerly, WestPoint International, Inc.)

        From time to time, we and certain of our subsidiaries purchase sheets, towels and other products on a purchase order basis from WestPoint International, LLC (formerly, WestPoint International, Inc. or "WPI"). WPI is an indirect wholly owned subsidiary of Icahn Enterprises, which is indirectly controlled by Mr. Icahn, our Chairman and controlling stockholder. In 2016 we and our subsidiaries purchased approximately $294,000 in the aggregate from WPI.

Federal Mogul Motorparts

        Federal-Mogul Motorparts held a multi-day convention at Tropicana Atlantic City in January 2016. Federal-Mogul Motorparts is a wholly-owned subsidiary of Federal-Mogul Holdings LLC, which is a wholly-owned subsidiary of Icahn Enterprises. The total amount paid to Tropicana Atlantic City for this event was approximately $192,000.

Trump Entertainment Resorts, Inc. Agreements

        The Company and its subsidiaries have been a party to several agreements with Trump Entertainment Resorts, Inc. ("TER") and its subsidiaries.

  Management Agreement

        On March 1, 2016, TEI Management Services LLC, a wholly owned subsidiary of the Company, entered into a management agreement with Trump Taj Mahal Associates, LLC ("TTMA"), an indirect wholly-owned subsidiary of TER and IEH Investments LLC ("IEH Investments") (the "Management Agreement"), pursuant to which TEI Management Services LLC managed the Trump Taj Mahal Casino Hotel ("Taj Mahal") in Atlantic City, New Jersey, owned by TTMA, and provided consulting services relating to the former Plaza Hotel and Casino in Atlantic City, New Jersey, owned by Trump Plaza Associates LLC ("Plaza Associates"). The Management Agreement, which commenced upon receipt of required New Jersey regulatory approvals on April 13, 2016, was effective for an initial five year term with an option to renew for an additional five year term. TTMA, IEH Investments and Plaza Associates are indirect wholly owned subsidiaries of Icahn Enterprises, which is indirectly controlled by Mr. Carl Icahn. For the year ended December 31, 2016, we recorded $3.6 million of management fee income as a result of the Management Agreement.

        In October 2016, the Taj Mahal discontinued its operation as a casino hotel. TTMA exercised its right to terminate the Management Agreement without Cause (as defined in the Management Agreement), effective March 31, 2017, concurrently with the sale of the Taj Mahal to a third party and the surrender of TTMA's New Jersey casino license, at which time TEI Management Services LLC was paid a termination fee of $15 million pursuant to the provisions of the Management Agreement.

  Services Agreement

        Effective April 1, 2017 Tropicana Atlantic City entered into a services agreement with TER (the "Services Agreement"), pursuant to which Tropicana Atlantic City will perform certain administrative services for TER related to TTMA and Plaza Associates on a month to month basis in exchange for a service fee in the amount of $600,000, paid on March 31, 2017. The Services Agreement has a one year term. At any time on or after September 30, 2017, TER may terminate the Services Agreement for any reason. If the Services Agreement is terminated before the end of the term, Tropicana Atlantic City will return a pro-rated portion of the fees paid by TER for the unexpired portion of the term.

  Slot Lease and Purchase Agreements

        Under a lease agreement dated September 12, 2016, with TTMA, Tropicana Atlantic City leased 250 slot machines commencing after the closing of the Taj Mahal. On January 18, 2017, TTMA agreed to terminate the slot lease agreement and Tropicana Atlantic City purchased the slot machines from TTMA for a purchase price of $2,500,000 less the amount of the monthly lease payments in the aggregate amount of $191,460 made by Tropicana Atlantic City to TTMA under the lease agreement.

  Database License and IP Sale Agreements

        Effective October 1, 2016 the Company and TER entered into a Database License Agreement pursuant to which the Company licensed the Taj Mahal customer database from TER. On March 31, 2017 the Company and TER agreed to terminate the Database License Agreement and enter into a Customer Database and IP Sales Agreement, pursuant to which the Company purchased the Taj Mahal customer database and certain other intellectual property owned by TER, including the Taj Mahal trademark, for an aggregate purchase price of $8,050,000.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Background

        The Compensation Committee oversees our executive compensation programs. The Compensation Committee currently consists of Messrs. Cozza and Gary, both of whom are employees of companies affiliated with Mr. Icahn. Our Compensation Committee is responsible for, among other functions, overseeing our executive compensation and benefit programs, establishing the base salary, incentive compensation, and any other compensation for named executive officers, including our Chief Executive Officer, and reviewing and approving the Chief Executive Officer's recommendations for the compensation of certain named executive officers reporting to him. The Compensation Committee's intent is that the total compensation paid to our named executive officers is reasonable, competitive and consistent with market practice and the goal of delivering results to our stockholders.

        Our Compensation Discussion and Analysis provides an overview and analysis of our compensation programs and the material elements of compensation for our named executive officers. Our "named executive officers" are determined in accordance with SEC rules. Under these rules, the following individuals were our named executive officers for the fiscal year ending December 31, 2016.

  •
  Anthony P. Rodio, who has been our President and Chief Executive Officer since May 2012, served as our President and Chief Operating Officer from February 2012 through April 2012 and served as the President and Chief Executive Officer of Tropicana AC from May 2011 through May 2012;

  •
  Theresa Glebocki, who has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 22, 2015; and

  •
  William C. Murtha, who has served as our Senior Vice President, General Counsel and Secretary from November 2011 through July 2015 and as Executive Vice President, General Counsel and Secretary since July 2015.

Compensation Philosophy

        The Compensation Committee believes that an executive's total compensation package should attract and retain key leadership to the Company and motivate those leaders to perform in the interest of promoting the Company's sustainable profitable growth in order to create value and satisfaction for our stockholders, customers, and employees. It is the intent of our Compensation Committee to design and put in place a comprehensive program of compensation and benefits that will reward our named executive officers for both their current and their long-term contributions to the Company and the Company's performance. Our current levels of cash compensation for our named executive officers are intended to be competitive with other similarly sized and situated casino hotel companies.

        Role of the Chief Executive Officer.    The Compensation Committee may, at its discretion, consider the recommendations of the Chief Executive Officer regarding setting other named executive officers' performance objectives, evaluating the actual performance of such named executive officers against those objectives through the performance review process and recommending appropriate salary and incentive awards through the compensation review process. The Chief Executive Officer participates in Compensation Committee meetings at the request of the Compensation Committee. Other members of our management team as well as certain advisors may attend Compensation Committee meetings at the request of the Compensation Committee.

        Role of Compensation Consultants.    The Compensation Committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of various entities controlled by Mr. Carl Icahn, including staff at IELP and Insight Portfolio Group LLC, with expertise in compensation and benefits. These staff members research compensation standards and practices in a range of businesses including businesses comparable to ours. Other than as set forth above, neither the Compensation Committee nor Company management used an outside compensation consultant to determine or recommend the amount or form of executive or director compensation during 2016.

Results of Stockholder Advisory Vote on Executive Compensation

        In reviewing our 2016 compensation decisions and policies, our Compensation Committee considered the results of our stockholders' advisory vote to approve our executive compensation for fiscal year 2015, which was conducted at our annual meeting of stockholders in May 2016. In the proxy statement provided to stockholders in connection with our 2016 annual meeting, the Board of Directors recommended that stockholders vote in favor of this proposal. The affirmative vote of the majority in voting power of shares present in person or represented by proxy at the 2016 annual meeting and entitled to vote thereon was required for advisory approval of this proposal. Over 99% of such shares were voted to approve, on an advisory basis, our executive compensation. Our Compensation Committee considered this vote as supportive of our compensation decisions and policies.

        Further, our Compensation Committee considered the results of our stockholders' advisory vote on whether future advisory votes to approve our executive compensation should occur every one, two or three years. In the proxy statement provided to stockholders in connection with our 2011 annual meeting, the Board of Directors recommended that the stockholders vote in favor of an annual vote on this proposal. The affirmative vote of the majority in voting power of shares present in person or represented by proxy at the 2011 annual meeting and entitled to vote thereon was required for advisory approval of this proposal. Over 97% of such shares were voted to approve, on an advisory basis, the holding of an advisory vote on executive compensation on an annual basis. Our Compensation Committee considered this vote as supportive of our recommendation and continues to believe that an annual advisory vote to approve our executive compensation is appropriate.

        This year, we are again asking stockholders to approve an advisory vote on whether future advisory votes to approve our executive compensation should occur every one, two or three years. The Board of Directors is again recommending that the stockholders vote in favor of an annual vote on this proposal. For more information regarding this proposal, see Proposal 4 of this Proxy Statement.

2016 Executive Compensation Components

        Set forth below is a discussion of the individual components of our fiscal 2016 compensation program for our named executive officers to promote our pay-for-performance philosophy and compensation goals and objectives.

        Base Salary.    We provided our named executive officers with a base salary which we believe was competitive and that corresponded and fairly related to their status and accomplishments, both professionally and within the industry. Individual base salaries were established based on the named executive officers' historical performance and anticipated future contribution to us. Salaries are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels and other subjective factors.

        Incentive Compensation.    In 2016, we adopted and our stockholders approved the Tropicana Entertainment Inc. Performance Incentive Plan (the "PIP"), to permit the grant of incentive awards that are intended to qualify as "performance-based compensation" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")), which is not subject to the deduction limitation rules under Section 162(m) of the Code, as well as incentive awards that are not intended to so qualify. Under the PIP, our Board of Directors may grant to participants both annual incentive awards, which are awarded under the Company's annual Management Incentive Plan (which is a sub-plan of the Plan), which covers a period of time equal to or less than twelve

(12) months, and performance awards, which are long-term incentive awards granted to a participant which covers a period of time that is greater than twelve (12) months but not exceeding thirty-six (36) months.

        Annual Incentive Compensation.    Our named executive officers have been offered annual incentive awards in the form of cash performance bonuses to encourage and reward achievement of our business goals and attract and retain executives. For fiscal year 2016, the Compensation Committee awarded discretionary cash incentive payments under a management incentive plan (the "2016 MIP"), administered pursuant to the PIP, to employees selected by the Compensation Committee to participate, including each of our named executive officers.

        Awards under the 2016 MIP were subject to the achievement of Company financial performance goals and individual performance ratings, as determined by the Compensation Committee, taking into account the Company's annual business plan. The actual incentive compensation that could be earned by a named executive officer was based on a combination of factors, including his or her base salary and target bonus percentage of annual base salary, set by the Compensation Committee. No award was payable if the achievement level of the performance target was less than 90% and payout could not exceed 150% of the target payout amount.

        The Compensation Committee established the following applicable target bonus percentage of annual base salary for each of our named executive officers under the 2016 MIP:

Named Executive Officer	Target % or Target $ of Annual Base Salary
Anthony P. Rodio	$500,000
Theresa Glebocki	40%
William C. Murtha	40%

        As a financial performance goal, the Compensation Committee selected "Adjusted EBITDA" (on a 0% to 150% scale) as the performance measure, as defined in the MIP. The Adjusted EBITDA target for fiscal year 2016 was approximately $142.3 million.

        The Company achieved Adjusted EBITDA of $151.3 million compared to this target, which converted to a financial performance factor of 115% under the 2016 MIP. The Company's Compensation Committee excluded certain non-recurring income and expense items when calculating the amount of Adjusted EBITDA achieved for 2016, as allowed per their discretion under the MIP. Individual performance factors (on a 0% to 150% scale) were based on the attainment of goals and other performance criteria including, among others, development of staff; successful development/acquisition of new properties; control or reductions of operating expenses by business unit; and business process improvements.

        The Chief Executive Officer recommended to the Compensation Committee incentive awards for each other named executive officer, taking into consideration each other named executive officer's target bonus percentage, the Company's financial and operational performance and individual performance. The Compensation Committee considered the Company's financial and operational performance, Mr. Rodio's recommendations for the other named executive officers and its own assessment of the individual performances of such named executive officers, all in light of the Company's annual business plan and, exercising its discretion, determined the amounts of the incentive awards for Ms. Glebocki and Mr. Murtha. In determining Mr. Rodio's 2016 incentive compensation, the Compensation Committee considered the Company's financial and operational performance and Mr. Rodio's individual performance, each in light of the Company's annual business plan and, exercising its discretion, determined the amount of the incentive award for Mr. Rodio. As a result of this process, the Compensation Committee awarded incentive compensation to our named executive officers in the following amounts for 2016:

Named Executive Officer	2016 Incentive Compensation
Anthony P. Rodio	$600,000
William Murtha	$160,000
Theresa Glebocki	$160,000

        The incentive compensation listed above is included under "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table below.

        Long-Term Incentive Compensation; Equity Incentive Compensation.    In connection with the adoption of the PIP, our Compensation Committee granted performance-based long-term incentive awards to our named executive officers for a three-year performance period beginning on January 1, 2016 and ending on December 31, 2018. These conditional performance awards were granted under the PIP pursuant to a performance award agreement and become payable following the end of the performance period based on the achievement of a financial performance target established by the Compensation Committee. No award is payable if the achievement level of the performance target is less than 90% and payout may not exceed 150% of the target payout amount.

        Pension; 401(k) Plan Benefits.    The Company offers a defined contribution 401(k) plan which generally covers non-union employees and certain of the Company's union employees subject to the plan's eligibility requirements. Eligible employees are automatically enrolled to defer before-tax compensation through payroll deductions. No employer contributions are currently provided under the plan. We do not currently offer any other retirement benefits to our named executive officers.

        Nonqualified Deferred Compensation Arrangements.    We do not currently offer a nonqualified deferred compensation plan or program for the benefit of our named executive officers.

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company's management and, based on such review and discussions, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

Compensation Committee
Keith Cozza
Hunter C. Gary

SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding compensation earned by our named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(a)	Non-Equity Incentive Plan Compensation ($)(a)(b)	All Other Compensation ($)(c)	Total ($)
Anthony P. Rodio	2016	$750,000	—	$600,000	$16,745	$1,366,745
President and Chief Executive	2015	694,231	—	500,000	16,796	1,211,027
Officer	2014	471,154	—	350,000	11,224	832,378
Theresa Glebocki(d)	2016	$305,077	—	$160,000	$6,588	$471,665
Executive Vice President,	2015	201,923	—	100,000	319	302,242
Chief Financial Officer And
Treasurer
William C. Murtha	2016	$343,504	—	$160,000	$8,965	$512,469
Executive Vice President, General	2015	341,731	—	160,000	8,343	510,074
Counsel and Secretary	2014	305,769	—	150,000	7,365	463,134

(a)
Amounts shown are the salary, bonus and non-equity incentive plan compensation amounts earned for each fiscal year without consideration as to the year of payment.

(b)
Represents awards of annual cash incentive compensation.

(c)
Represent payments for accrued vacation time and the taxable income related to payment of premiums for group term life insurance in excess of $50,000.

(d)
Theresa Glebocki has served as the Company's Executive Vice President, Chief Financial Officer and Treasurer since April 22, 2015.

Employment Agreements

        The Company does not currently have any employment agreements with any of its named executive officers.

Grants of Plan-Based Awards

        The Company had no equity incentive plans as of December 31, 2016 and did not grant any stock or option awards in 2016. As described above, for the fiscal year ended December 31, 2016, under the MIP, the Company granted discretionary cash bonuses payable based on the achievement of Company financial performance goals and individual performance ratings, as determined by the compensation committee, taking into account the Company's annual business plan.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
	MIP Annual Incentive Awards(2)			PIP Long Term Incentive Awards(3)
Name	Threshold(4)	Target(5)	Maximum(6)	Threshold(7)	Target(8)	Maximum(9)
Anthony P. Rodio	$0	$500,000	$1,125,000	$0	$750,000	$1,125,000
Theresa Glebocki	$0	$122,400	$275,400	$0	$229,500	$344,250
William C. Murtha	$0	$138,020	$310,545	$0	$258,788	$388,181

(1)
The amounts do not represent the actual payments made to the named executive officers. The payments made for actual performance in 2016 are reflected in the column labeled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(2)
These potential performance-based awards were estimated under the MIP, as discussed in detail above.

(3)
These potential long-term performance-based awards were estimated under the PIP, as discussed in detail above.

(4)
The "Threshold" column represents the smallest total annual incentive cash bonus that would have been paid under the MIP for 2016 to each named executive officer if we had achieved less than 90% of the adjusted EBITDA target, which would have resulted in a financial performance factor of 0%, or if the individual had received an individual performance rating of 0%.

(5)
The "Target" column represents the total annual incentive cash bonus that would have been paid under the MIP for 2016 to each named executive officer if we had achieved 100% of the adjusted EBITDA target, which would have resulted in a financial performance factor of 100%, and if the individual had received an individual performance rating of 100%.

(6)
The "Maximum" column represents the largest total annual incentive cash bonus that would have been paid under the MIP for 2016 to each named executive officer if we had achieved 120% or more of the adjusted EBITDA target, which would have resulted in a financial performance factor of 150%, and if the individual had received a maximum individual performance rating of 150%.

(7)
The "Threshhold" column represents the smallest total long-term incentive cash bonus under the PIP for the January 1, 2016 through December 31, 2018 performance period that would be payable to each named executive officer if we achieve less than 90% of the adjusted EBITDA target, which would result in a financial performance factor of 0%.

(8)
The "Target" column represents the total long-term incentive cash bonus under the MIP for the January 1, 2016 through December 31, 2018 performance period that would be payable to each named executive officer if we achieve 100% of the adjusted EBITDA target, which would result in a financial performance factor of 100%.

(9)
The "Maximum" column represents the largest total long-term incentive cash bonus under the MIP for the January 1, 2016 through December 31, 2018 performance period that would be payable to each named executive officer if we achieve 150% of the adjusted EBITDA target, which would result in a financial performance factor of 150%.

Outstanding Equity Awards at Fiscal Year-End

        The Company had no outstanding equity awards as of December 31, 2016.

Option Exercises and Stock Vested

        The Company had no option exercises or stock vested during the year ended December 31, 2016.

Pension Benefits

        The Company had no defined benefit plan or supplemental executive retirement plan as of December 31, 2016.

Nonqualified Deferred Compensation

        The Company had no nonqualified deferred compensation arrangements as of December 31, 2016.

Potential Payments Upon Termination or Change-In-Control

        We had no agreements or arrangements, written or unwritten, that provided for any payment to our named executive officers at or in connection with any termination of their employment, or a change-in-control, as of December 31, 2016.

        The Company has adopted a severance plan, effective January 1, 2016, which provides up to six weeks of severance pay to the Company's named executive officers, based on years of service, upon the termination of such executive officer's employment without cause. If an executive officer resigns or is terminated for cause, he or she will not be eligible for severance pay under the severance plan.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item No. 2 on Proxy Card)

        The Audit Committee has appointed and the Company intends to engage Grant Thornton as the Company's independent registered public accounting firm and to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2017 and the Company's effectiveness of internal control over financial reporting as of December 31, 2017. This appointment is being presented to stockholders for ratification at the Annual Meeting. Stockholder ratification of the appointment of Grant Thornton as the Company's independent registered public accounting firm is not required by the Company's Bylaws or otherwise. The Company is submitting the appointment of Grant Thornton to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Grant Thornton. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. A representative of Grant Thornton is not expected to be present at the Annual Meeting, but will be available by telephone and will have an opportunity to make a statement if Grant Thornton desires and will be available to respond to appropriate questions.

        The action of the Audit Committee in appointing Grant Thornton as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 will be ratified upon the approval of the affirmative vote of the majority in voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. An abstention will have no effect on the ratification of the appointment of our independent registered public accounting firm. The ratification of the Audit Committee's appointment of Grant Thornton as the Company's independent registered public accounting firm is a routine matter and therefore no broker non-votes are expected to exist in connection with this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Audit and Related Fees

Fees Paid to Independent Auditors

        The following table sets forth the fees billed to us for professional audit services rendered by Grant Thornton for the years ended December 31, 2016 and 2015.

	Aggregate Fees
Category	2016	2015
	(in thousands)
Audit Fees	$1,277	$1,139
Audit Related Fees	7	8
Tax Fees	—	—
All Other Fees	—	—

Audit Fees

        Audit fees include the aggregate fees paid or accrued for professional services rendered for the Company's annual audit, the quarterly reviews of the Company's financial statements and audit services provided in connection with other regulatory or statutory filings including services related to SEC registration filings.

Audit Related Fees

        Audit related fees include the aggregate fees paid or accrued for professional services rendered in connection with any assurance or related services (such as internal control reviews, attest services that are not required by statute or regulation). The amount shown above in the table is the aggregate amount of audit-related fees billed by Grant Thornton in 2016 and 2015.

Tax Fees

        Tax fees include the aggregate fees paid or accrued for tax preparation and compliance, tax research and tax planning. Grant Thornton did not perform any services for the Company related to tax preparation and compliance, tax research or tax planning in 2016 or 2015.

All Other Fees

        Except as described above, Grant Thornton did not bill the Company for any fees for, or deliver or render to the Company, any other products or services in 2016 or 2015.

Audit Committee Pre-Approval Policies and Procedures

        All of the fees described in the table above were pre-approved by the Audit Committee in 2016 and 2015. The Audit Committee pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates.

Audit Committee Report

        The Audit Committee has confirmed that: (1) the Audit Committee reviewed and discussed our 2016 audited financial statements with management; (2) the Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU§380); (3) the Audit Committee has received the written disclosures and the letter from Grant Thornton required by Independence Standards Board

Standard No. 1 and has discussed with Grant Thornton its independence from the Company and (4) based on the review and discussions referred to in clauses (1), (2) and (3) above, the Audit Committee recommended to the Board of Directors that our 2016 audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

        This report is provided by the following independent directors, who currently constitute the Audit Committee:

  Mr. Cassella
  Mr. Scott
  Mr. Leidesdorf

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item No. 3 on Proxy Card)

        We are requesting stockholder approval, on an advisory or non-binding basis, of the compensation of our named executive officers. As described in the Compensation Discussion and Analysis section of this Proxy Statement ("CD&A"), the Compensation Committee's goal in setting executive compensation is to provide our executives with a total compensation package that attracts and retains key leadership to the Company and motivates those leaders to perform in the interest of promoting the Company's sustainable profitable growth in order to create value and satisfaction for our stockholders, customers and employees. Stockholders are encouraged to read the CD&A, as well as the Summary Compensation Table and other related compensation disclosure which describe the compensation of our named executive officers in fiscal 2016. The affirmative vote of the majority in voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for advisory approval of this proposal. Neither abstentions nor broker non- votes will have any effect on the vote to approve our executive compensation on an advisory basis.

        In accordance with Section 14A of the Exchange Act ("Section 14A"), which was enacted into law as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders are asked to approve the following advisory resolution:

  RESOLVED, that the stockholders of Tropicana Entertainment Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related compensation disclosure included in this Proxy Statement.

        This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is non-binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

 PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION
(Item No. 4 on Proxy Card)

        In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are requesting that stockholders cast an advisory vote to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Neither abstentions nor broker non- votes will have any effect on the vote to approve our executive compensation on an advisory basis.

        After consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore, our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

        In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their input on our compensation of named executive officers as disclosed in the proxy statement every year.

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting when you vote in response to this proposal.

        This advisory vote, commonly referred to as a "say-on-frequency" advisory vote, is non-binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will carefully consider the voting results and take them into consideration when determining the frequency of future advisory votes to approve executive compensation.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" CONDUCTING ANNUAL ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION.

 STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2017 ANNUAL MEETING

        Stockholders may present proper nominations of candidates for director or other proposals for inclusion in the Company's proxy statement and proxy card for consideration at the next annual meeting of stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a-8(e) of the Exchange Act, applicable state law and the Company's charter and Bylaws. The Company expects that the 2018 Annual Meeting of Stockholders will be held in May 2018, but the exact date, time and location of such meeting have yet to be determined.

Deadlines for Submitting Stockholder Proposals for Inclusion in the Company's Proxy Statement and Proxy Card

        To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in the Company's proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder's nomination of a candidate for director or other proposal must be received at the Company's principal executive offices not less than 120 calendar days before the anniversary of the date the Company's proxy statement was released to stockholders for the previous year's annual meeting. Accordingly, a stockholder's nomination of a candidate for director or other proposal must be received no later than December 26, 2017 in order to be included in the Company's proxy statement and proxy card for the 2018 Annual Meeting of Stockholders.

Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company's Annual Meeting

        The deadline for submitting notice of a stockholder's nomination of a candidate for director for consideration at the 2018 Annual Meeting of Stockholders under the Company's current Bylaws is not less than sixty (60) nor more than ninety (90) days prior to the date of the first anniversary of the previous year's annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the later of the 60th day prior to the annual meeting and the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Accordingly, a stockholder's nomination of a candidate for director must be received no earlier than February 24, 2018 and no later than March 26, 2018 in order to be considered at the 2018 Annual Meeting of Stockholders. In order to be considered timely, a stockholder's notice to the Secretary shall be delivered to or mailed and received at the principal executive office of the Company and shall set forth all information required under Section 14 of Article II of the Bylaws.

        The deadline for submitting notice of a stockholder's other proposal for consideration at the 2018 Annual Meeting of Stockholders, under the Company's current Bylaws is not less than sixty (60) nor more than ninety (90) days prior to the date of the first anniversary of the previous year's annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the later of the 60th day prior to the annual meeting and the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Accordingly, a stockholder's proposal for consideration at the 2018 Annual Meeting must be received no earlier than February 24, 2018 and no later than March 26, 2018 in order to be considered at the 2018 Annual Meeting of Stockholders. In order to be considered timely, a stockholder's notice to the Secretary shall be delivered to or mailed and received at the principal executive office of the Company and shall set forth all information required under Section 15 of Article II of the Bylaws.

FORM 10-K AND OTHER MATTERS

        The Company's Annual Report on Form 10-K, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the "Compensation Committee Report," the "Audit Committee Report" and the Company operated websites referenced in this Proxy Statement shall not be deemed filed with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into such filing.

        THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2016 TO ANY BENEFICIAL OWNER OF COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO TROPICANA ENTERTAINMENT INC., 8345 WEST SUNSET ROAD, SUITE 300, LAS VEGAS, NV 89113, ATTENTION: SECRETARY.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2017: The Notice of Annual Meeting, this Proxy Statement and the accompanying Annual Report on Form 10-K are available at https://materials.proxyvote.com/89708X.

 OTHER MATTERS

        The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.

        You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the accompanying Proxy Card in the enclosed postage-paid envelope.

By Order of the Board of Directors,
William C. Murtha Secretary

April 24, 2017

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 TROPICANA ENTERTAINMENT INC. Address Change? Mark box, sign, and indicate changes below:  TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and, with respect to Item 4, FOR approval of EVERY YEAR frequency for future votes on an advisory resolution on executive compensation.   1. Election of directors: 01 Daniel A. Cassella 02 Hunter C. Gary 03 Carl C. Icahn 04 William A. Leidesdorf 05 Daniel H. Scott 06 Anthony P. Rodio 07 Keith Cozza Vote FOR all nominees (except as marked) Vote WITHHELD from all nominees Please fold here – Do not separate (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.    For Against Abstain 3. To vote on an advisory resolution to approve executive compensation of the Company’s named executive officers, as disclosed in the Proxy Statement    For Against Abstain 4. To vote on an advisory resolution to approve the frequency (whether every year, every two years or every three years) of future advisory resolutions on executive compensation Every Year Every 2 Years Every 3 Years     Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TROPICANA ENTERTAINMENT INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, May 25, 2017 1:00 p.m., Atlantic City time Apex Room 1, Havana Tower Tropicana Atlantic City 2831 Boardwalk Atlantic City, New Jersey 08401 Tropicana Entertainment Inc. 8345 West Sunset Road, Suite 300 Las Vegas, Nevada 89113 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2017. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and with respect to Item 4, FOR approval of “EVERY YEAR.” By signing the proxy, you revoke all prior proxies and appoint Anthony P. Rodio, Theresa Glebocki and William C. Murtha, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE www.proxypush.com/tpca Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 24, 2017. PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 24, 2017. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

QuickLinks

ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS (Item No. 1 on Proxy Card)
2016 DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item No. 2 on Proxy Card)
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION (Item No. 3 on Proxy Card)
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (Item No. 4 on Proxy Card)
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2017 ANNUAL MEETING
FORM 10-K AND OTHER MATTERS
OTHER MATTERS